Exhibit 99.2

Power Solutions International, Inc.

Third Quarter 2012 Earnings Conference Call

November 12, 2012

Operator: Please stand by, we’re about to begin. Good day, everyone, and welcome to the Power Solutions International Third Quarter 2012 Earnings Conference Call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Gary Dvorchak, Senior Vice President of ICR. Please go ahead, sir.

Gary Dvorchak: Thank you and good afternoon, everyone. Thank you for joining us for the Power Solutions International Third Quarter 2012 Earnings Conference Call. Speaking on the call today are Gary Winemaster, Chairman and Chief Executive Officer, and Daniel Gorey, Chief Financial Officer.

By now everyone should have access to our press release that went out today. If you’ve not received a press release, it is available on the Investor Relations portion of Power Solutions’ website at www.powersint.com.

Before we begin I’d like to remind you that the information in today’s press release and the remarks made by our executives on this call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the information currently available to us and involve risks and uncertainties that could cause our actual financial results, performance, prospects, and opportunities to differ materially from those expressed in or implied by these statements. These risks and uncertainties include, but are not limited to, the factors identified in our news release and our filings with the Securities and Exchange Commission. You may access any of these filings at www.sec.gov.

Please also note that the information provided on this call should be considered current only as of today. Except as expressly required by the Federal Securities Laws, we undertake no duty to update that information.

Finally I want to mention that a replay of the call can be accessed after the call ends and will be available for approximately one year.

And with that I’d like to turn the call over to the Company’s Chairman and CEO, Gary Winemaster.

Gary Winemaster: Thank you, Gary. Hello, everyone, and thank you for joining us this afternoon. On today’s call I will review the third quarter operating highlights and then Dan Gorey will discuss the details of our financial results, and finally I will conclude with a brief discussion of our overlook for future growth.

The robust trends we saw in the first half of the year continued this quarter. Compared to the third quarter of last year we grew our sales 21% year-over-year, expanded our gross margin, grew operating income 23%. Adjusted EPS in the quarter grew 54% compared to last year. The highlight of the quarter from an operation perspective was our move to the new manufacturing facility and offices. We expanded our total space to 420,000 square feet. In the process we consolidated our high volume manufacturing into the leased 260,000 square foot building just down the street from our old campus in Wood Dale. The new plant prepares us for substantial growth in the years ahead. We believe the plant can support growth to 500 million or more annual sales.

In addition to preparing us for growth, the new plant upgrades our manufacturing capabilities and enables us to run more efficiently. We improved our manufacturing lines by, among other things, installing new high performance test cells, we installed carousels that improved our material picking efficiency by as much as 10 times, and we consolidated inventory into one facility, which eliminates inter building material transfers. As well, the move enables us to create a dedicated R&D engineering lab.

Now let me address our markets. The interest is obvious and recent reports have slowed down from some major diesel players like Cummins, as well as the reduced sales pace at Westport, could worry investors. I need to emphasize that products into which we are designed do not need a new fueling infrastructure in order to succeed. Our equipment is either stationary or relies on currently available distribution networks for propane. Even our upcoming on-road applications will be fleet or route vehicles that do not require the new infrastructure yet.

Having said that, we currently aren’t immune to major shifts in the economy. We believe we are a beneficiary of a secular trend that can support some level of growth even in a sluggish economy. In any given quarter some segments will be stronger than others. For instance, this quarter’s sales into the large power generation systems and wood chippers were very strong.

Over the long term we expect that natural growth in our current applications and end markets to provide a satisfactory base level of growth. Further fueling our base growth is the gradual shift in equipment moving from less diesel power to more alternative fuel power.

However, where growth gets exciting for us is the new design wins we have. Our new 2 liter family and our 8.8 liter are in various stages of getting designed into equipment. When the OEM starts to ramp-up of the—when the OEM starts to ramp sales of their products, that is when we can see a surge in growth. The numbers can be substantial. For instance, we are working on a single design to win forklifts business that could drive demand for 60,000 or more units per year for our new small 2 liter family of engines. Similarly, the 8.8 already has 6 certifications and we are shipping units to OEMs for evaluation and testing. The 8.8 has opportunities in both stationary and on-road fleet equipment. We will be sharing more details on the progress of our 8.8 when we exhibit at the RV Industry Association Trade Show in Louisville later this month.

Of course we can’t yet get more detail on all the various design wins we are pursuing, but we are confident our level of engineering activity should yield surges in business over time. This visibility to our engineering activity is what gives us confidence that our growth, although lumpy, can annualize to more than 30% over the next few years. New product and OEM design activities are reflected in our R&D line. You can see the growth in this expense both versus last year and last quarter. The ramp in R&D reflects our commitment to product development and the escalating interest in our power systems to more OEMs.

I will now turn the call over to our CFO, Dan Gorey, to discuss the financial results in detail. Dan?

Daniel Gorey: Thank you, Gary, and hello, everyone. I will review our third quarter operating results and financial condition in more detail, and then return the call to Gary for our outlook.

Here are the details of our third quarter 2012 financial performance. Net sales for the third quarter were $51.7 million compared to $42.8 million last year. This represents a 21% increase in revenue. We saw strong growth in our large power systems, aided by a strong power generation market. As well, we saw increased sales of power systems to the arbor market, which would include wood chippers and other similar equipment.

The $51 million of revenue also continued our sequential sales growth, representing 3% growth from the second quarter of 2012. Our gross margin for the quarter was 16.3% compared to 15.3% for the third quarter last year, representing a 100 basis point improvement. The improvement was due to several factors, including higher sales volumes that are mixed, and continued cost improvements in our supply chain, particularly for our material handling power systems.

Operating expenses, which include research and development, selling and service, and general and administrative costs were 10.7% of net sales compared to last year’s 9.9%. This was due principally to increased investments in R&D spending as we continue to work on advanced technologies for future customer platforms.

While setting this (ph) somewhat, selling expense declined in the quarter from last year. General and administrative expense increased due to increased personnel and other public company costs that we did not have last year. We also incurred facility relocation costs of $303,000 in the current quarter, or approximately $0.02 per share.

Operating income for the quarter was $2.9 million and grew 23% from the third quarter last year. Operating margin was 5.6% this quarter compared to 5.5% last year. Interest expense was $249,000 in the current quarter.

Other income and expense includes the revaluation of our warrant liability. As a reminder, our April 2011 private placement included warrants, the liability for which we are required to carry on our balance sheet at fair value. Each quarter the change in value must run through the income statement. This is a non-cash item that for GAAP accounting purposes impacts the bottom line. This quarter we booked a non-cash gain of $199,000 or $0.02 per share resulting from a decrease in the estimated fair value of the warrant liability. The value of these warrants will change regularly, so you should expect to see valuation adjustments, both positive and negative, in future quarters. Therefore we encourage investors to look at our results both with and without the warrant revaluation in assessing our performance on a quarterly basis.

The Company reported $1.8 million in net earnings or $0.20 per diluted share. This compares to $1.9 million or $0.19 per diluted share last year. Removing the offsetting effects of the warrant revaluation and the facility relocation costs, our adjusted EPS was $0.20 for the current quarter. This compares to $0.13 per share in our third quarter last year.

I would like to now briefly recap our results for the nine months of 2012. Sales for the nine months are $150 million, up 39% from last year. We saw increased sales in all major end markets for the nine month period. We are well positioned to achieve our top-line guidance for the year of between 190 and $210 million for 2012 revenue. Net earnings for the nine months were $6 million or $0.66 per common share. Adjusted EPS for the nine months, which exclude the warrant valuation and facility relocation cost, were $0.60 per common share compared to $0.30 per common share last year.

Now let’s discuss the balance sheet and liquidity. Our balance sheet is strong with $47 million in working capital and about $22 million in shareholders’ equity. Our team worked hard in the quarter to reduce inventories. We were able to bring inventory levels down $4.6 million from Q2. We now have $44 million in inventory as of September 30th, and will see continued improvement in Q4.

Accounts receivable increased from Q2 largely due to timing and currently stands at about $32 million. Internally we look at our average receivables over a quarter rather than a snapshot on one day. Our DSO based on the average error (ph) balance for the quarter was 49 days, consistent with our Q2.

We have about $29 million borrowed on our line of credit. This leaves $21 million available to support our anticipated growth. We are in good standing with the bank and in compliance with all covenants. We believe cash generated from operations, combined with availability on our line of credit, will be sufficient for all near operating and capital needs.

Now let me turn the call back to Gary to discuss our outlook. Gary?

Gary Winemaster: Thanks, Dan. As we approach the end of 2012 we are pleased with the business that stayed on track with our original guidance for 2012, and we reaffirm it now. We expect to grow sales in 2012 between 190 and 210 million—190 to 210 million, or 23 to 35%. A stable to expanding gross margin with further positive operating leverage should enable our operating profit to at least keep pace with sales growth. We are not yet prepared to offer guidance for 2013 but will do so as we complete our budgeting process for the coming year. So stay tuned in that regard. Now, Operator, I’d like to turn the call over to questions.

Operator: Absolutely. If you would like to ask a question please signal by pressing the star key followed by the digit one on your telephone keypad. If you are using a speaker-phone please make sure your mute function is turned off to allow your signal to reach our equipment. Also, if you have signaled for a question prior to hearing these instructions on today’s call, please repeat the process now by pressing star, one again to ensure our equipment has captured your signal. And we’ll pause for just a moment to allow everyone an opportunity to queue.

And your first question will come from Joe Bess with Roth Capital Partners.

Joe Bess: Good afternoon, gentlemen.

Gary Winemaster: Hey, Joe.

Joe Bess: Gary, could you first give us a little bit more color on how the segments contributed in Q3?

Gary Winemaster: Well, we continue to grow in number of our different segments. The large power engine part of our business was very strong. We saw continued growth in forklift and power generation. So I think for—those were the three main segments that we saw, you know, growth. I think everything else, the arbor products, you know, it continues to be very strong, especially with some of the dilemma that was associated with the hurricane and some of those challenges. We look at that as continued growth opportunity for both arbor and power gen.

Joe Bess: Okay. And then with the new engines, with the 8.8 and the 2.0 and the certifications that you’re going through, what are some of the other key milestones that need to be achieved in order to have them kind of go into the market?

Gary Winemaster: Well, the engines are all ready for market. The 2 liter is now currently sold to one of our forklift customers. We’re in prototype and R&D with a number of other customers, which will be released probably in the next quarter. But all that work is done. The engines are all EPA certified. So, and I think we’re waiting for a final ARB certification any day. So that really puts the 2 liter and 2.4 into a final phase and just now it’s about the speed in which the OEMs can release the engines.

From the 8.8 perspective, we are going to be in a chassis at the RV show, which is really kind of key for us. I mean, we’ve not had that opportunity. You know, we displayed the engine a year ago at the show, had great response, but we weren’t able to get any customers to move forward until now. So that’s the first step. We think that that will drive a lot more interest and I think we’re pretty excited about the 8.8. And through the certifications that we have and some of the durability work that we’ve done, the engine is really performing well.

Joe Bess: Okay, great. Thank you. And then what’s the status on up-listing to a major exchange and what’s the expected timing of that?

Daniel Gorey: This is Dan. I’ll take that. You know, Joe, we’re shooting for sometime in the spring. You know, we satisfy every financial requirement relative to listing so that’s clearly not an issue. Right now we have to file one more 10-K and again we’ll be filing that in the—probably in the March timeframe. We also need a minimum of 300 shareholders in order to qualify for listing, and we’re working on a plan to get the requisite number of shareholders. So, you know, our hope and our target really is to up-list in the spring.

Joe Bess: Okay, and then are you able to disclose how many current shareholders you have?

Daniel Gorey: You know, the last I—Joe, I don’t check it all the time. The last time I checked it, it was around 200.

Joe Bess: Okay, great. Perfect. That’s all I have. Thank you, guys.

Daniel Gorey: And that’s up from about 100, I should point out, a year ago. You know, so we effectively doubled our shareholder base and, you know, inside, less than a year.

Joe Bess: Great, thank you.

Daniel Gorey: You’re welcome.

Operator: And once again, everyone, that is star, one to ask a question. And next we’ll go to Rob Brown with Lake Street Capital Markets.

Rob Brown: Good afternoon. Can you talk a little bit about the RV—

Gary Winemaster: Hi, Rob.

Daniel Gorey: Hi, Rob.

Rob Brown: Show. Yes, you talked a little bit about the RV show and the 8.8 liter. What other markets is that engine sort of targeted at and what is the timeline for those (inaudible)?

Gary Winemaster: Well, I mean, obviously getting to the chassis builders is really very key for us. So we’ve had a number of meetings and discussions with a number of chassis builders. Being in the first chassis at the show is a big step, not just for RV but for a lot of different applications. So as far as other markets, I mean, we believe it’s for delivery. We think that it’s a great engine for garbage, refuse. You know, I think that there’s a lot of advantages for this engine over some of the other engines that are available today.

Rob Brown: Okay, good. And then you talked a little bit about the greater economic environment. I just want to get a little color on that. Are you seeing geographic differences out there, and if so, what markets are kind of growing and which ones are slowing? And then I guess what’s sort of your visibility as you go forward? How much do you typically have visibility on your customer focus?

Gary Winemaster: Well, we get—we usually get customer programs like the ones we defined earlier for forklift, you know, we see about a year ahead of time about new projects and we can see transition from one engine to our engine. So we get a pretty good idea of where they are in their development and launch programs. So we pretty much know what they’re going to do next year.

Now as far as their business, I mean, I can say a number of those companies may be flat or slightly growing, but we’re still seeing a conversion of diesel to gas, and then with that, being that most of the companies that we’re talking about growing with are existing customers. We continue to add a number of new customers with those—in those segments. We have—we’ve continued to take share and I think that we continue to see growth in those segments because of that.

Rob Brown: Okay, great. Nice job in the quarter. Thank you.

Operator: And once again, everyone, that is star, one to ask a question. And there appears to be no further questions. Actually, we’ll take a question from Aaron Sichalla (ph) with Craig-Hallum.

Aaron Sichalla: Hi, guys. Thanks for taking the question.

Gary Winemaster: Sure.

Aaron Sichalla: Can you kind of talk about what you guys saw in oil and gas markets during the quarter, and maybe what your outlook is there for the remainder of the year and into next year?

Gary Winemaster: Well, we’ve done very well in oil and gas. We are one of the few engines that has a mobile certification, so we’ve seen a lot of power gen mobile in that oil and gas base. You know, we continue to do a lot of the auxiliary power for the wellheads and different components, but with rental, you know, rental power in that space, companies like Aggreko, and some of the other rental companies, they have really moved forward with some of our certified product and I think that’s really allowed us some substantial growth in our big power systems, and we continue to see some of our smaller power systems on site using flare gas and different wellhead gas.

Aaron Sichalla: Great, okay. Perfect. Thanks, guys. Nice job on the quarter.

Gary Winemaster: Thanks.

Operator: And there are no other questions at this time.

Gary Winemaster: Okay. Then this concludes our call. Thank you for your interest in Power Solutions International, and we look forward to our next conference call with you in March to report Q4 and the full year results. All right, thank you.

Operator: Ladies and gentlemen, that does conclude today’s presentation. We do thank everyone for your participation.